PUBLIC ANNOUNCEMENT

May 16, 2003

FOR IMMEDIATE RELEASE

Contact:	Steven C. Watts	or	Greg Matthews
	President and CEO		Acting Chief Financial Officer
Phone: (574) 271-8300

Sobieski Bancorp Announces Quarterly Results

SOUTH BEND, Ind.- May 16, 2003--Sobieski Bancorp, Inc. (Nasdaq: SOBI), parent company of Sobieski Bank, reported a net loss of $736,000 for the quarter ended March 31, 2003, compared to a net loss of $239,000 reported for the quarter ended March 31, 2002. For the nine months ended March 31, 2003, net income was $131,000, which is an increase of $5,000 over net income of $126,000 for the prior year's period. Diluted net loss per share for the quarter ended March 31, 2003 amounted to $1.13 compared to $0.37 diluted net loss per share for the quarter ended March 31, 2002. Diluted net income per share for the nine months ended March 31, 2003 was $0.20, the same amount for the nine months ended March 31, 2002.

As of March 31, 2003, Sobieski Bank remained in a regulatory capitalization classification of "well capitalized", with a Total Risk-Based Capital Ratio of 11.2%, a Tier 1 Risk-Based Capital Ratio of 9.9% and a Core Capital Ratio of 5.4%.

Net interest income for the quarter ended March 31, 2003 was $467,000 compared to $840,936 for the same quarter the previous fiscal year. The decrease was primarily the result of decreased interest income from loans along with lower taxable security and interest bearing deposit income offset by net reduced funding costs.

Non-interest income was $198,000 for the quarter ended March 31, 2003, compared with $257,000 for the same period the previous fiscal year. Non-interest income decreased primarily from the lower fees, service charges and securities gains offset by increased gains on the sale of loans.

Steven C. Watts, President and Chief Executive Officer, commented, " We continue to make progress in a number of areas as we work toward putting the problems of the recent past behind us. We have implemented a number of measures to strengthen our internal controls. We are making progress in preparing repossessed assets for sale. Additional efforts are concentrated on the removal of the bases for criticisms and the reduction of classified assets. At the same time, the Bank's loan origination staff continues to generate significant loan volume and refinancing of real estate mortgages during this period of attractive interest rates."

NEXT PAGE

"Our customers are recognizing our efforts to serve them well during this competitive interest rate environment. We also remain committed to our community, as demonstrated by our continued support of many activities and initiatives within our community."

Watts concluded, "We appreciate the support of our shareholders and customers during this period of challenge for our Bank. We continue to be cautiously optimistic about our local economy and see signs of its strengthening."

Sobieski Bank is one of South Bend's oldest companies. Sobieski Bancorp, Inc. had $131.6 million in assets and stockholders' equity of $9.6 million at March 31, 2003. The Company is headquartered at 2930 W. Cleveland Road, South Bend, and is traded on the NASDAQ Small Cap Market under the symbol "SOBI".

Disclosure
When used in this press release and in the Company's filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe", "will likely result", "expects," "are expected to", "will continue", "is anticipated", "estimate", "project", "plans", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to the Company's future financial performance, strategic plans or objectives or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (2) changes in management's estimate of the adequacy of the allowance for loan losses and requirements by the OTS that additional provisions for loan losses be made, including possible additional provisions for loan losses necessitated by the unauthorized and fraudulent loans made by a former employee of the Bank; (3) restrictions imposed on the Bank's business activities by the OTS; (4) competitive pressures among depository institutions; (5) interest rate movements and their impact on customer behavior and the Company's net interest margin; (6) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (8) the Company's ability to access cost-effective funding; (9) changes in financial markets and general economic conditions; (10) new legislation or regulatory changes; and (11) changes in accounting principles, policies or guidelines. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

2
END